EXHIBIT 1.4

Spencer Clarke

Investment Banking

MEMBER FINRA • SIPC

1111 Lincoln Road, Suite 500

Miami Beach, FL33139

(P) 212-446-6100 • (F) 212-446-6191

www.spencerclarke.com

October 17, 2022

ZERIFY, INC

Attn: Mark L. Kay -Chief Executive Officer

1090 King Georges Post Road, Suite 603

Edison, NJ 08837

RE:	Addendums to July 7 2020 Letter Of Engagement between Spencer Clarke LLC andZerify, Inc.
Specifically related to the Regulation A Filed October 12, 2022

Upon acceptance, (indicated by your signature below), this Addendum agreement (the “Addendum”) will confirm the highlighted updates, changes and modifications of the July 7 2020 Letter of Engagement between the Placement Agent and the Company.

3.	Compensation.

(a)

Upon the original date of this Agreement, July 7, 2020, the Company paid Spencer Clarke a non-refundable engagement fee of $5,000. The cash fee was paid via US bank wire transfer utilizing instructions provided by Spencer Clarke and has already been applied toward a debt financing completed by Strikeforce, not any capital raised through a Regulation A offering.

(b)

For clarification, Regulation A offering, there will be No Offsets. No proceeds from the Reg A offering will used to satisfy the outstanding obligations, nor monthly advisory fees or retainer stock to be paid to Spencer Clarke LLC. The maximum cash fees that Spencer Clarke LLC can earn from this Reg A offering is $250,000 (equaling 5% of the revenues if this offering is fully subscribed).

Schedule A -- Equity/Debt/Warrant Placement Fees

➢	Reg A Offerings or 3(A)(10) Fees: 5% cash fee. As additional compensation for the Services, Client shall grant to Spencer Clarke five-year warrants to acquire at no cost ($0.00), with cashless exercise provisions, a number of shares or other equity equal to 3% of the aggregate amount number of shares sold by the Client.

➢	Non-Accountable Expense Allowance. In addition to the other fees payable, Spencer Clarke will be entitled to and have earned and be immediately paid a non-accountable expense allowance, in cash, (the “Non-Accountable Fee”) upon each Closing equal to 0% of the gross amount raised in each Closing (including amounts raised via conversion of existing indebtedness of the Company)

If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned. This Agreement may be executed in counterparts, electronic mail and by facsimile transmission.

__________________________

Agreed to and Accepted this 17th day of October, 2022:

For: ZERIFY, INC

By:	/s/ Mark L. Kay
Name:	Mark L. Kay
Title:	Chief Executive Officer

For: SPENCER CLARKE LLC

/s/ Reid Drescher
Name:	Reid Drescher
Title:	President & CEO

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